Exhibit 17.1

                               Martin R. Wade III

VIA FACSIMILE NUMBER (212) 397-8728

                                                                January 11, 2006

Gary Herman
Chairman of the Board
DATAMETRICS CORPORATION
Orlando, Florida

Dear Gary,

This letter should serve as my resignation from the Datametrics Corporation Board of Directors. I have enjoyed my years of service and have no disagreements with the direction of the company.

I wish the employees and management the best in the future.

                                      Sincerely,


                                      /s/ Martin R. Wade

                                      Martin R. Wade III